Exhibit 99.1

CONTACT:
Medicis Pharmaceutical Corporation
Kara Stancell
Executive Director, Investor Relations & Corporate Communications
(480) 291-5854
Revance Therapeutics, Inc.
Niquette Hunt
Senior Vice President, Commercial Development
(510) 742-3464
MEDICIS AND REVANCE ANNOUNCE AGREEMENT FOR DEVELOPMENT OF NEXT-GEN NEUROTOXIN
SCOTTSDALE, Ariz. and NEWARK, Calif.—July 28, 2009—Medicis Pharmaceutical Corporation (NYSE:MRX) (Medicis) and Revance Therapeutics, Inc. (Revance) today announced that the companies have entered into a license agreement granting Medicis worldwide aesthetic and dermatological rights to Revance’s novel, investigational, injectable botulinum toxin type A product (RT002) currently in pre-clinical studies. The objective of the RT002 program is the development of a next-generation neurotoxin with favorable duration of effect and safety profiles.
Under the terms of the agreement, Medicis will pay Revance $10 million at signing, additional milestone payments totaling approximately $94 million upon successful completion of certain clinical, regulatory and commercial milestones, and a royalty based on sales and supply price, the total of which is equivalent to a double-digit percentage of net sales. Other than the $10 million payment at signing, Medicis currently does not anticipate incurring research and development expenses related to this transaction in 2009, nor does the Company anticipate making milestone payments sooner than 2010. Revance will retain certain therapeutic rights to the product. Additional terms were not disclosed.
“We are pleased to announce this new opportunity with Revance,” said Jonah Shacknai, Chairman and Chief Executive Officer of Medicis. “As a market leader in aesthetic medicine, we are committed to providing our physicians with innovative and advanced technologies which can enhance the overall experience of their patients. Additionally, we continue to be excited about our recent entrance into the botulinum toxin market, and look forward to furthering our strong collaborative relationship with our partners at Ipsen.”
“We are very pleased to have reached this agreement with Medicis,” said Dan Browne, President and Chief Executive Officer of Revance. “Revance is committed to developing technology that has the potential to expand the aesthetic category through what we believe is a compelling pipeline of investigational botulinum toxin products that have favorable performance, safety and efficacy profiles.”
About RT002

RT002 is an investigational, next-generation, injectable neurotoxin that integrates Revance’s proprietary, purified botulinum toxin type A molecule with the patented TransMTS™ peptide technology. Pre-clinical data suggest that the TransMTS technology may enhance delivery of the drug to the target which may positively affect duration of effect and safety profiles.
According to the American Society for Aesthetic Plastic Surgery, injections of botulinum toxin type A were the number one non-surgical procedure in 20081. Despite this popularity and relatively high rates of satisfaction, consumers want increased performance in terms of duration of effect. Expansion in the botulinum toxin category is projected to grow by 15% to over $1.4 billion in 20132.
About Revance
Revance Therapeutics, Inc. (“Revance”) is a privately held specialty biopharmaceutical company which develops next generation products in dermatology and aesthetic medicine. Revance has developed a platform technology, TransMTS™, that enables local, targeted delivery of botulinum toxin and other potent macromolecules across skin without patches, needles or other invasive procedures. Revance’s lead investigational program, RT001, Topical Botulinum Toxin Type A Gel, recently achieved primary and multiple secondary endpoints in a double blind, randomized, placebo controlled U.S. Phase 2b trial for the treatment of lateral canthal lines (crow’s feet wrinkles).
Botulinum toxin type A has numerous additional applications outside of dermatology and aesthetic medicine. To develop these indications, Revance is seeking partnerships in therapeutic categories including neurology, orthopedics and pain management.
Revance is backed by a blue chip roster of healthcare venture capital investors, including Essex Woodlands Health Ventures, Vivo Ventures, Technology Partners, Shepherd Ventures, Palo Alto Investors, Bio*One Capital and Pac-Link Ventures. For more information, see the company website at www.Revance.com.
About Medicis
Medicis is the leading independent specialty pharmaceutical company in the United States focusing primarily on the treatment of dermatological and aesthetic conditions. The Company is dedicated to helping patients attain a healthy and youthful appearance and self-image. Medicis has leading branded prescription products in a number of therapeutic and aesthetic categories. The Company’s products have earned wide acceptance by both physicians and patients due to their clinical effectiveness, high quality and cosmetic elegance.
The Company’s products include the brands DYSPORT™ (abobotulinumtoxinA), RESTYLANE® (hyaluronic acid), PERLANE® (hyaluronic acid), DYNACIN® (minocycline HCl), LOPROX® (ciclopirox), PLEXION® (sodium sulfacetamide 10% and sulfur 5%), SOLODYN® (minocycline HCl, USP) Extended Release Tablets, TRIAZ® (benzoyl peroxide), LIDEX® (fluocinonide) Cream 0.05%, VANOS® (fluocinonide) Cream 0.1%, ZIANA® (clindamycin phosphate 1.2% and tretinoin 0.025%) Gel, BUPHENYL® (sodium phenylbutyrate) Tablets and Powder, AMMONUL® (sodium phenylacetate and sodium benzoate) Injection 10%/10% and the LIPOSONIX®3 system.
For more information about Medicis, please visit the Company’s website at www.Medicis.com. Printed copies of the Company’s complete audited financial statements are available free of charge upon request.
Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. All statements included in this press release that address activities, events or developments that Medicis expects, believes or anticipates will or may occur in the future are forward-looking statements. Examples of such forward-looking statements include, but are not limited to, expectations regarding Medicis’ collaborative relationships, Medicis’ future technologies and the expansion of Medicis’ position in the aesthetic category. These statements are based on certain assumptions made by Medicis based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. No assurances can be given, however, that these activities, events or developments will occur or that such results will be achieved. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Medicis. Several of these risks are outlined in the Company’s most recent annual report on Form 10-K for the year ended December 31, 2008, and other documents we file with the Securities and Exchange Commission. Forward-looking statements represent the judgment of Medicis’ management as of the date of this release, and Medicis disclaims any intent or obligation to update any forward-looking statements contained herein, which speak as of the date hereof.
NOTE: Full prescribing information for any Medicis prescription product is available by contacting the Company. All trademarks are the property of their respective owners.

[1]	American Society for Aesthetic Plastic Surgery, Cosmetic Surgery National Data Bank Statistics, 2008.

[2]	Medical Insight, Facial Injectables Report, May 2009.

[3]	The LIPOSONIX® system is not cleared for sale in the U.S.
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